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                                                                    EXHIBIT 14.B

TROPICAL SPORTSWEAR INT'L CORPORATION
CODE OF CONDUCT/CODE OF ETHICS

Purpose:

The Company's Principal Executive Officer and Senior Financial Officers hold an important and elevated role in its corporate governance. These Officers, as well as all other employees, are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company's stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. This responsibility is accomplished by prescribing and enforcing the policies and procedures employed in the operation of the Company's financial organization, and by demonstrating the following:

1.       Honest and Ethical Conduct

     The Principal Executive Officer, Senior Financial Officers and all other employees will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

     - Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

     - Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers.

     - Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

     - Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

II.      Financial Records and Periodic Reports

     Senior Financial Officers and all financial employees will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

     - Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

     - The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

     - Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III.     Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will establish and maintain mechanisms to:

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     -        Educate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.

     - Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule.

     - Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

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                 CERTIFICATION - CODE OF CONDUCT/CODE OF ETHICS

I certify that I have read and understand the Company's Statement of Policy regarding the Code of Conduct/Code of Ethics. I will comply with the Code of Conduct/Code of Ethics policy for as long as I am subject to the policy.

         Signature: ______________________________________________

         Date: ___________________________________________________

         Print name: _____________________________________________

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